Exhibit 10.1

REAL ESTATE SALE CONTRACT

THIS CONTRACT (“Contract”) entered into this 26th day of February 2020, (“Effective Date”) by and between Rubicon Technology, Inc. (“Seller”) and the Batavia Park District, an Illinois municipal corporation (“Purchaser”).

In consideration of the mutual covenants contained in this Contract, the Parties agree as follows:

1.  Property. Seller agrees to sell, and Purchaser agrees to purchase from Seller, Seller’s interest in that parcel of real property commonly known as Fox Valley Business Park, Lot 101, Batavia, Illinois 60510, (“Subject Property”) consisting of permanent index number 12-27-428-016. The Subject Property consists of one (1) unimproved parcel of land and shall include the land, parking areas, improvements, fixtures, fencing and common facilities comprising the Subject Property, if any, together with all rights appurtenant to running with the land and all air rights.

2.  Earnest Money.

2.1.  Purchaser shall make a Sixty Thousand Dollar ($60,000.00) initial earnest money deposit (“Initial Earnest Money Deposit”) paid to Chicago Title Insurance Company (“Title Company”), as escrowee, upon execution of this Contract. The Initial Earnest Money Deposit shall be non-refundable; however, it shall be credited towards the Purchase Price at Closing or forfeited to the Seller as provided Section 4.A herein.

2.2.  Within five (5) business days of voter approval of the Bond Referendum as set forth in 4.B.1 herein, Purchaser shall deposit an additional Thirty Thousand Dollars ($30,000.00) (“Additional Earnest Money Deposit #1”). The Additional Earnest Money Deposit #1 shall be non-refundable and shall be credited towards the Purchase Price at Closing or forfeited to the Seller as provided Section 4.A herein.

2.3.  In the event Purchaser’s successful financing of the bond(s) as set forth in 4.B.2 herein is not completed by May 31, 2020, and Purchaser opts to continue with the purchase, Purchaser shall pay directly to Seller a fee of Thirty Thousand Dollars ($30,000.00) (“Contract Extension Fee #1”). The Contract Extension Fee #1 shall be non-refundable and shall not be credited towards the Purchase Price.

Notwithstanding the foregoing, if Purchaser, is unable or unwilling to complete the Bond Financing set forth in 4.B.2, then Purchaser may terminate this Contract and amounts of Earnest Money on deposit with the Title Company shall be tendered to the Seller.

2.4.  In the event Purchaser’s acquisition and successful closing on Lot 102 as set forth in 4.B.4 herein, is not completed by July 20, 2020, Purchaser may extend the Condition period until August 14, 2020, with a direction payment of Thirty Thousand Dollars ($30,000.00) (“Contract Extension Fee #3”). Contract Extension Fee #3 shall be non-refundable and shall not be credited towards the Purchase Price. In the event that Purchaser’s extension of the Condition period until August 14, 2020 is as a result of the failures of the seller of Lot 102, Purchaser shall articulate such failure in written Notice to the Seller and shall not be required to make the Contract Extension Fee #3 payment provided in this Section 2.4. Notwithstanding the foregoing, if Purchaser, is unable or unwilling to complete the Lot 102 purchase, then Purchaser may terminate this Contract and amounts of Earnest Money on deposit with the Title Company shall be tendered to the Seller

2.5.  In the event Purchaser has not successfully completed re-zoning of the Subject Property for “recreational use” as set forth in 4.B.3 herein by July 6, 2020, and Purchaser opts to continue with the purchase, Purchaser shall pay directly to Seller a fee of Thirty Thousand Dollars ($30,000.00) (“Contract Extension Fee #2”). Contract Extension Fee #2 shall be non-refundable and shall not be credited toward the Purchase Price. Notwithstanding the foregoing, if Purchaser is unable or unwilling to complete the re-zoning, then Purchaser may terminate this Contract and amounts of Earnest Money on deposit with the Title Company shall be tendered to the Seller.

2.6.  Any and all Earnest Money deposits set forth herein shall be held by Chicago Title, as escrowee, under its Standard form of Strict Joint Order Escrow to be disbursed pursuant to the terms of this Contract.

3.  Purchase Price.

3.1.  The purchase price (the “Purchase Price”) for the Subject Property shall be Nine Hundred Twenty-One Thousand Four Hundred One Dollars ($921,401.00). The Purchase Price shall be payable, plus or minus prorations, by wire transfer of immediately available funds on the Closing Date.

4.  Conditions Precedent.

4.A  Due Diligence.

The following are conditions precedent (“Conditions”), which must be satisfied fully or waived in writing by Purchaser on or before March 17, 2020 before Purchaser is obligated to purchase the Subject Property. Such Conditions must remain satisfied (if not waived) as of the Closing. If for any reason the Purchaser determines that the site is not satisfactory, or any condition set forth in Section 4.A, is not met on or before March 17, 2020, the Purchaser may terminate this Contract upon written notice to Seller without cost or penalty to either party (except as provided herein), and this Contract shall be null and void at which time the Title Company shall be directed to tender the Initial Earnest Money to the Seller and such amounts shall be retained by Seller. In the event that Purchaser does not terminate this Contract, upon written notice to the Seller, on or before March 17, 2020, the Conditions set for in this Section 4.A shall be deemed waived by the Purchaser. Purchaser shall be reasonable in making all determinations and opinions to satisfy the Conditions. The Conditions are:

4.A.1  Purchaser has completed all physical assessments of the property and obtained any and all environmental and/or use assessments of the Subject Property prepared by consultants approved by Purchaser, including, but not limited to, subsurface soil analysis, flood hazard determinations, Phase One environmental site assessment, confirmation of availability/use of utilities and geothermal energy systems, and the results thereof are satisfactory to Purchaser.

4.A.2  Purchaser has obtained a preliminary title report from the Title Company on the Subject Property, and has determined that the Subject Property is not subject to any title exceptions that would impede the development or contemplated use of the Subject Property other than current taxes not delinquent, covenants, conditions and restrictions of record, and those title exceptions approved by Purchaser in writing (“Permitted Title Exceptions”).

4.A.3  Purchaser has reviewed all existing building code violations, leases, insurance policies, management agreements, employment agreements, vendor agreements and any other agreements and/or reports related to the Subject Property and the results are satisfactory to Purchaser.

4.A.4  The Title Company is unconditionally prepared to issue to Purchaser or its nominee, at Closing, an ALTA Owner’s Policy in the full amount of the Purchase Price, insuring fee simple title to the Subject Property to be vested in Purchaser or its nominee, together with extended coverage and any endorsements requested by Purchaser.

4.A.5  Purchaser’s Board of Commissioners has authorized and approved the Contract.

4.B.  Bond Referendum/Lot 102 Closing/Zoning:

The following are conditions precedent (“Conditions”), which must be satisfied fully or waived in writing by Purchaser before Purchaser is obligated to purchase the Subject Property. Such Conditions must remain satisfied (if not waived) as of the Closing. If for any reason any condition set forth herein is not met, the Purchaser may terminate this Contract upon written notice to Seller without cost or penalty to either party (except as provided herein), and this Contract shall be null and void at which time the Title Company shall be directed to tender all the Earnest Money Deposit to the Seller and such amounts shall be retained by Seller. In the event that Purchaser does not terminate this Contract, upon written notice to the Seller, on or before the dates set forth in Section 4.B.1, 4.B.2, 4.B.3 and 4.B.4 below, the Conditions set for in this Section 4.B shall be deemed waived by the Purchaser. The Conditions are:

4.B.1  Successful passage by voter approval of the bond referendum scheduled for March 17, 2020, enabling Purchaser to procure and finance bonds for the acquisition of the Subject Property.

4.B.2  Purchaser’s successful issuance of the bond(s) for the acquisition of the Subject Property after approval of the referendum on or before May 31, 2020.

4.B.3  Purchaser successfully obtaining all the necessary approval from the City of Batavia for re-zoning and use of the Subject Property for its intended use as “recreational use” on or before July 6, 2020. The parties agree to cooperate with one another in the re-zoning process for the Subject Property and any other necessary zoning changes or variance regarding the Fox Valley Business Park

4.B.4  Purchaser’s successful acquisition and closing of the Fox Valley Business Park, Lot 102, Batavia, Illinois 60510 (“Lot 102”) on or before July 20, 2020.

5.  Survey. Within one hundred (100) days of the Effective Date, Seller, at Seller’s sole cost and expense, shall order, obtain and deliver to Purchaser a Survey of the Property, which survey conforms to the Minimum Standard Detailed Requirements for ALTA/ACSM Land Title Surveys as adopted in 2016 by ALTA/ASCM and NSPS and including Table A Items 1, 2, 3, 4, 6(a), 6(b), 7(a), 7(b) (1), 8, 9, 11, 13, 16, 18 and 19 (the “Survey”), and in form fully sufficient to cause the Title Company: (i) to delete the standard printed survey exception; and (ii) to issue the Title Policy free from any survey related objections or exceptions, whatsoever. The Survey shall be certified to Purchaser, Purchaser’s Lender, if any and to the Title Company. If the Survey discloses matters that are unacceptable to Purchaser or render the title uninsurable or unmarketable (“Survey Defects”), Purchaser shall notify Seller thereof within seven (7) business days after receipt thereof. Seller shall have fourteen (14) days after receipt of Purchaser’s notification, to notify Purchaser as to whether it intends to correct such Survey Defects or, with Purchaser’s prior written approval at Closing, have the Title Company commit to insure over any Survey Defects. If Seller determines not to correct such Survey Defects, then Purchaser may elect upon written notice to Seller made within five (5) business days after the expiration of the permitted time: (a) to terminate this Contract by written notice to Seller, in which event any and all Earnest Money shall be refunded to Purchaser and neither party shall have any further liability to any other party under this Contract, except as otherwise provided in this Contract; or (b) to take the Property as it then is without offset or deduction from the Purchase Price.

6.  Costs; Prorations; Credits.

6.1  Seller shall pay the cost of the Owner’s Policy of Title Insurance with extended coverage and the cost of the Survey. The cost of all other endorsements as provided for above or as otherwise requested by Purchaser shall be paid by Purchaser. Seller shall pay all state and county transfer taxes. Any municipal transfer taxes shall be paid by the party who is responsible for payment by local ordinance. Purchaser shall pay all recording costs, except those required to remove title exceptions caused by Seller. All escrow fees and New York Style closing fees payable in connection with the sale contemplated by this Contract shall be shared equally by Seller and Purchaser provided, however, should Purchaser procure financing for this transaction, the Purchaser shall bear all costs for the escrow/closing fee. All other closing costs shall be allocated between Seller and Purchaser in the customary manner in the county in which the Property is located, for transactions of the type contemplated hereby; provided, so long as no breach of this Contract shall have occurred, each party shall pay its own attorney’s fees incurred in connection with the transaction which is the subject of this Contract.

6.2  All prorations shall be made on the basis of the actual number of days of the year and month which shall have elapsed as of the Closing Date. All general real estate taxes shall be prorated as of the closing date based upon 105% of the most recent fully ascertainable tax bill. All prorations for real estate taxes shall be final as of Closing.

7.  Title.

7.1  Seller shall convey marketable and insurable title for the Subject Property. The title to the Subject Property shall be subject only to the matters set forth on Exhibit B attached hereto and made a part hereof by this reference, and any other matters waived or approved by Purchaser in accordance with this Paragraph 7.1 (collectively the “Permitted Title Exceptions”). The Subject Property shall not be subject to any (i) mortgage, deed to secure debt, deed of trust, security agreement, judgment, lien or claim of lien, or any other title exception or defect that is monetary in nature, Seller hereby agreeing to pay and satisfy of record any such title defects or exceptions prior to or at Closing at Seller’s expense, or (ii) any leases, rental agreements or other rights of occupancy of any kind, whether written or oral (the items described in (i) and (ii) are hereinafter referred collectively as the “Seller Defects”). Within thirty (30) days of the Effective Date, Seller shall, at the sole expense of Seller deliver to Purchaser an Owner’s title insurance commitment (“Title Commitment”), issued by Chicago Title Insurance Company (“Title Company”) on ALTA form 2006 (but without a creditor’s rights exclusion), covering the Subject Property and naming Purchaser as the proposed insured together with legible copies of all documents shown as exceptions in the Title Commitment. As to any title exceptions or defects affecting the Subject Property, Purchaser shall have fourteen (14) working days after receipt of the Title Commitment to give Notice to Seller of any objections of Purchaser. If Purchaser fails to give any Notice to Seller by such date, Purchaser shall be deemed to have waived this right to object to any exceptions or defects. If Purchaser does give Seller Notice of objection to any title exceptions or defects, Seller shall have the right for a period of thirty (30) working days after such Notice to cure or satisfy all Seller Defects. If Seller fails or elects not to cure any unpermitted title exceptions or defects, then Purchaser may elect to close the transaction and take title subject to such exception or to terminate this Contract. Purchaser shall have the right at any time to waive any objections that it may have made and thereby to preserve this Contract in effect. So long as this Contract remains in effect, Seller agrees not to alter or encumber in any way the title to the Subject Property. The costs of the special endorsements, other than an extended coverage endorsement, shall be the Purchaser’s responsibility.

7.2  As used in Subparagraph 7.1, “insurable title” shall mean title insurable at standard rates by the Chicago Title Insurance Company with a standard ALTA (Form 2006, without a creditor’s rights exclusion) extended coverage Contract Purchaser’s title insurance policy.

7.3  Whether or not the Purchaser delivers to Seller a Notice of objection to title for the Subject Property pursuant to Paragraph 7.1, Purchaser shall, at Purchaser’s expense, have the right, from time-to-time until Closing, to update the title examination of the Subject Property, from and after the effective date of the Title Commitment. Any expense associated with updating the Title Commitment shall be the Purchaser’s responsibility. If such updated title examination reveals an existence of any exceptions or defects in the title for the Subject Property which arose after the effective date of the Title Commitment, and which are caused by the acts or omissions of the Seller, Purchaser shall be entitled to give Notice of objection to such additional defects and exceptions with the same rights and obligations as would apply to a Notice of title objection given pursuant to Paragraph 7.1.

8.  Closing. The closing or settlement (“Closing”) of the transaction contemplated by this Contract shall be held at an office of Chicago Title Insurance Company during regular business hours on or before July 20, 2020, extended in accordance with Section 2.4 or as mutually agreed upon by the parties (“Closing Date” or “Date of Closing”).

9.  Broker. Seller represents and warrants to Purchaser that it has not dealt with any person or entity entitled to a brokerage commission, finder's fee or other compensation with respect to the transaction contemplated hereby. Purchaser represents and warrants to Seller that it has not dealt with any person or entity entitled to a brokerage commission, finder's fee or other compensation with respect to the transaction contemplated hereby other than Suburban Real Estate Services (“Purchaser’s Broker”) whose commission shall be paid by Seller at Closing. Seller shall indemnify Purchaser and hold and defend Purchaser harmless from and against any and all claims, losses, liabilities, damages, demands, costs and expenses, including actual, reasonable attorneys’ fees arising out of any claim made by any realtor, broker, finder, consultant or any other intermediary (collectively “broker claims”), incurred by Purchaser by reason of any breach or inaccuracy of the Seller's representations and warranties contained in this Section 9. Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against any broker claims incurred by Seller by reason of any breach or inaccuracy of the Purchaser’s representations and warranties contained in this Section 9. This indemnification shall survive the Closing.

10.  Right of Entry. From and after the date of this Contract, Seller hereby grants Purchaser, its representatives and agents, the right to enter upon the Subject Property to: (1) examine, inspect and test the feasibility and adaptability of the Subject Property for Purchaser’s intended use, such tests to include, without limitation, soil borings, soil tests, tests to determine the adaptability of the Subject Property for drainage and environmental audits, tests to determine the availability of geothermal energy systems; and (2) collect all information that is necessary or appropriate in connection with this Real Estate Contract, or for Purchaser’s intended use of the Subject Property. (All of the foregoing examinations, inspections, studies and tests being hereinafter referred to as the “Studies”.) All such Studies are to be made at Purchaser’s expense. Purchaser agrees to repair any damage caused to the Subject Property as a result of the Studies. Purchaser hereby indemnifies, defends and holds harmless Seller and its officers, shareholders, directors, employees and agents against any and all losses, liabilities and damages (including, without limitation, any damages or injuries to persons, property, or the Property) or actions or claims with respect thereto (including, without limitation, amounts paid in settlement and reasonable costs of investigation, reasonable attorneys’ fees and other legal expenses) resulting from claims (whether or not ultimately successful) which the Seller or any of its officers, employees or agents may suffer or incur, either directly or indirectly, insofar as such losses, liabilities or damages (or actions or claims in respect thereof) arise out of, or with respect to, Purchaser’s or its representatives’, agents’, employees’, lenders’, contractors’, appraisers’, architects’ or engineers’ inspection, measurement or testing of the Subject Property. This indemnity shall survive the closing of the transaction contemplated herein or the termination of this Contract. Purchaser shall not cause or allow any lien claim to be filed against the Subject Property as a result of said Studies, and shall remove any such claims so filed within ten (10) days following its filing of record.

11.  Notice. Each Notice (“Notice”) provided for under this Contract must comply with the requirements of this Paragraph. Each Notice shall be in writing and sent by (i) depositing it with the United States Postal Service or any official successor thereto, certified or registered mail, return receipt requested, with adequate postage prepaid, or (ii) special courier service (e.g., Federal Express, UPS), addressed to the appropriate Party (and marked to a particular individual’s attention if so indicated) as hereinafter provided. Each Notice shall be effective upon the date of delivery. Rejection or other refusal by the addressee to accept, or the inability of the United States Postal Service to deliver because of a changed address of which no Notice was given, shall be deemed to be the receipt of the Notice sent. In the event that registered or certified mail service is not being provided by the United States Postal Service or any official successor thereto at the time in question, each Notice may then be served by personal service or sent by facsimile. Any Party shall have the right from time-to-time to change the address or individual’s attention to which Notices to it shall be sent by giving to the other Parties at least ten (10) days prior Notice thereof. The addresses of the Parties shall be those set forth as follows:

IF TO SELLER:	Rubicon Technology, Inc. Attn: Timothy Brog 900 East Green Street Bensenville, IL 60106 Telephone: 847.295.7000 Facsimile: 630.595.3264
With a copy to:	________________________ ________________________ ________________________ Telephone: Facsimile:
IF TO PURCHASER;	Batavia Park District Attn: Allison Niemela, Executive Director 327 W. Wilson St. Batavia, Illinois 60510 Telephone: 630.879.5235 Facsimile: 630.879.9537
With a copy to:	Ancel Glink, PC Attention: Derke J. Price 1979 Mill Street, Suite 207 Naperville, IL 60563 Telephone: 630.596.4610 Facsimile: 630.596.4611

12.  Closing Documents. At Closing, the following shall occur:

12.1  Seller shall deliver or cause to be delivered to Purchaser the following:

(i)  A Warranty Deed fully executed by Seller conveying to Purchaser the Subject Property, subject only to Permitted Title Exceptions;

(ii)  Owner’s policy of title insurance with extended coverage in the amount of the Purchase Price (the “Title Policy”), issued by the Title Company pursuant to the Title Commitment, subject only to Permitted Title Exceptions;

(iii)  Evidence reasonably satisfactory to Purchaser and the Title Company that the person or persons executing the Closing documents on behalf of Seller have full right, power and authority to do so;

(iv)  Certificate of Non-Foreign Status executed by Seller;

(v)  ALTA Statement duly executed by Seller;

(vi)  Affidavit of Title;

(vii)  A Closing Statement;

(viii)  All required Transfer Tax Declarations;

(ix)  Such other instruments as may be reasonably necessary to effect the conveyance of the Subject Property in accordance with this Contract.

12.2  Purchaser shall deliver or cause to be delivered to Seller the following:

(i)  The Purchase Price adjusted as provided herein;

(ii)  Evidence reasonably satisfactory to Seller that the person or persons executing the Closing documents on behalf of Purchaser have full right, power and authority to do so;

(iii)  A signed Closing Statement; and

(iv)  Such other instruments as may be reasonably necessary to effect the conveyance of the Subject Property in accordance with this Contract.

13. Default and Remedies.

13.1  Seller’s Default. If prior to or at the Closing, Seller defaults hereunder, or shall have failed to have performed any of the covenants and/or agreements contained herein which are to be performed by Seller, or if any warranty or representation made by Seller herein is not true and correct, Purchaser may, at its option, either (i) seek specific performance of this Contract; or (ii) terminate this Contract and any and all Earnest Money and Contract Extension Fees shall immediately be refunded to Purchaser and Seller shall immediately reimburse Purchaser for all of Purchaser’s reasonable out-of-pocket expenses incurred in connection with this transaction, including its legal fees and due diligence investigations not to exceed Fifteen Thousand Dollars ($15,000.00) as Purchaser’s sole and exclusive remedy.

13.2  Purchaser’s Default. If Purchaser has not terminated this Contract pursuant to any of the provisions hereof authorizing such termination, and Purchaser defaults hereunder and fails to perform any of the covenants and/or agreements contained herein which are to be performed by Purchaser, or if any warranty or representation made by Purchaser herein is not true and correct, Seller shall be entitled as its sole and exclusive remedy to retain any and all Earnest Money and all Contract Extension Fees as liquidated damages, and not as a penalty, it being understood that Seller’s actual damages in the event of such a default are difficult to ascertain and that such retention of the Earnest Money and Contract Extension Fee represents the parties’ best estimate of such damages, and agreement in advance as to the settlement of any and all damages that may arise because of Purchaser’s default, and bears a relation to the actual damages that might be sustained by Seller. Accordingly, the parties agree that the liquidated damage provision in this Section 13.2 is fair and reasonable, and it not a penalty as a result of non-performance.

14.  Time of Essence. Time is of the essence of this Contract.

15.  Entire Agreement. This Contract constitutes the entire agreement of the Parties and may not be amended except by written instrument executed by Purchaser and Seller.

16.  Interpretation. The paragraph headings are inserted for convenience only and are in no way intended to interpret, define, or limit the scope of content of this Contract or any provision thereof. If any Party is made up of more than one person or entity, then all such persons and entities shall be included jointly and severally, even though the defined terms of such Party is used in the singular in this Contract. If any right of approval or consent by a Party is provided for in this Contract, the Party shall exercise the right promptly, in good faith and reasonably, unless this Contract expressly gives such Party the right to use its sole discretion. The term “Business Day” shall mean Monday through Friday, excluding holidays recognized by the state government of the State in which the Subject Property is located. If any time period under this Contract ends on a day other than a Business Day, then the time period shall be extended until the next Business Day. If a time period under this Contract is five (5) days or less, it shall mean five (5) Business Days.

17.  Possession; Risk of Loss. Seller shall deliver actual possession of the Subject Property at Closing. The Subject Property shall, on the date of Closing, be in the same condition as of the Date of this Contract.

18.  Survival and Termination.

18.1  The provisions of this Contract shall not survive Closing except to the extent expressly provided otherwise.

18.2  “Terminate” and “Termination” shall mean the termination of this Contract pursuant to a right to do so provided herein.

19.  Applicable Law. This Contract shall be construed and interpreted in accordance with the laws of the State of Illinois.

20.  Successors and Assigns. This Contract shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

21.  Exhibits. The exhibits referred to in, and attached to this Contract, are incorporated herein by reference in full.

22.  Seller’s Representations and Warranties. Seller represents and warrants to Purchaser as follows, which representations and warranties are true and correct and shall remain true and correct as of the date hereof and as of the date of Closing:

22.1  Seller is the owner of the Subject Property as of the Date of this Contract.

22.2  Seller represents that it is not a “foreign person” as defined in Paragraph 1445 of the Internal Revenue Code, and is therefore exempt from the withholding requirements of said Paragraph. Seller will furnish Purchaser at Closing the Exemption Certification set forth in Paragraph 12.1(iv).

22.3  Seller has no actual knowledge, nor has Seller received any Notice, of any actual or pending litigation or proceeding by any organization, person, individual or governmental agency against Seller with respect to the Subject Property or any portion thereof or with respect thereto; and Seller has no actual knowledge, nor has Seller received any notice, of any violations of law, municipal or county ordinances, or other legal requirements with respect to the Subject Property (or any part thereof) or with respect to the use or occupancy of the Subject Property.

22.4  The execution and delivery of, and Seller’s performance under, this Contract are within Seller’s powers and have been duly authorized by all requisite action. This Contract constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms. Performance of this Contract will not result in any breach of, or constitute any default under, or result in the imposition of any lien or encumbrance upon the Property under, any agreement or other instrument to which Seller is a party or by which Seller or the Property might be bound.

22.5  To the best of Seller’s knowledge, there are no special assessments, special tax districts or outstanding obligations (contingent or otherwise) to governmental entities (collectively “Assessments”) with respect to the Property or any part thereof, nor are there any pending condemnation actions, nor has Seller any knowledge of any Assessments or condemnation actions being contemplated.

22.6  To the best of Seller’s knowledge: (i) any use of the Property for the generation, storage or disposal of any Hazardous Material (as defined below) has been in compliance with all Environmental Laws (as defined below); (ii) there are not any Hazardous Materials present on the Property; (ii) the Property is currently in compliance with all Environmental Laws; and (iii) there are currently no underground tanks on the Property. As used in this Contract, the term "Hazardous Material" shall include but not be limited to (a) asbestos, (b) petroleum, (c) any explosives, radioactive materials, wastes or substances, or (d) any substances defined as "hazardous substances" or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42. U.S.C. 9601, et seq., the Hazardous Materials Transportation Act (49 U.S.C. 1802), the Resource Conservation and Recovery Act (42 U.S.C. 6901), or in any other federal, state or local environmental law ("Environmental Laws").

22.7. The Seller represents and warrants that it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation. The Seller hereby certifies that it is not barred from entering into this Contract as a result of a violation of either Section 33E-3 or Section 33E-4 of the Illinois Criminal Code.

23.  Seller’s Covenants. Seller hereby covenants and agrees with Purchaser that, after the date of this Contract:

(a)  Seller shall not enter into any contracts or leases which would continue for a period subsequent to the Closing Date.

(b)  Seller, on behalf of itself, its agents, contractors and representatives, agrees that during the term hereof, it will not solicit or accept any offers to purchase the Property from any party other than Purchaser.

(c)  Seller will cause to be paid any due and payable installments of any unpaid taxes and assessments heretofore levied or assessed against the Property or any part thereof.

(d)  Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of the Property, or any portion thereof, or any other proceedings arising out of injury or damage to the Property, or any portion thereof, Seller will notify Purchaser of the pendency of such proceedings.

24.  Contract. As used herein, the phrase “Date of this Contract” and “Effective Date” shall mean the date of which the acceptance of the offer is completed by the signing of the offer by Seller or Purchaser, whichever is the last to execute.

25.  Purchaser’s Exculpation. Purchaser has executed this Contract by Patrick Callahan, Board President, and Tara Gray, Board Secretary, signing in a representative capacity. Anything contained in this Contract to the contrary notwithstanding, Purchaser confirms that each and all of the covenants, undertakings, and agreements of Purchaser are made and intended, not as personal covenants, undertakings and agreements of the President and Secretary, or for the purpose of binding the President and Secretary personally, but solely in the exercise of the powers conferred upon the President and Secretary and in a representative capacity. No personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforced against, the President and/or Secretary, any consultant of such President and/or Secretary, any advisor of Purchaser, or any beneficiary of Purchaser, on account of any covenant, undertaking or agreement contained in this Contract.

26.  Counterpart Execution. This Contract may be executed in separate counterparts. It shall be fully executed when each Party whose signature is required has signed at least on (1) counterpart, even though no one (1) counterpart contains the signature of all the Parties.

27.  The parties executing this document on behalf of Purchaser do so only in their official capacity and shall incur no personal obligation or liability.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the date first written above.

SELLER:	PURCHASER:
Rubicon Technology, Inc.	Batavia Park District, an Illinois municipal corporation

By:	By:	Patrick Callahan, President

, Its

ATTEST:

Tara Gray, Secretary

EXHIBIT A

(Subject Property Depiction)

EXHIBIT B

(Permitted Title Exceptions)

Permitted Title Exceptions

1. Real estate taxes not yet due and payable;

2. Building lines of record; and

3. Utility easements of record.